Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 17, 2010, with respect to the consolidated financial statements included in the Annual Report of TPC Group Inc. on Form 10-K for the year ended June 30, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of TPC Group Inc. on Form S-8 (File No. 333-166132, effective April 26, 2010).

/s/ Grant Thornton LLP

Houston, Texas

September 17, 2010